UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 16, 2006
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of	(Commission file	(I.R.S. Employer
incorporation or organization)	number)	Identification No.)

Harborside Financial Center, Plaza 5,
Jersey City, New Jersey 07311-1114
(Address of principal executive offices)

(201) 631-3300
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

White Mountains Insurance Group, Ltd. (“White Mountains”) today announced that, following receipt of new claims information, its Folksamerica Reinsurance Company subsidiary (“Folksamerica”) has increased its gross loss estimates for hurricanes Katrina, Rita and Wilma (“KRW”) by $203 million (net of reinstatement premiums). In taking this action, Folksamerica has set its reserves for offshore energy and marine exposures for hurricanes Katrina and Rita at full policy limits and has also increased reserves on other exposures affected by KRW.

Under the terms of Folksamerica’s quota share reinsurance treaty from 2005 with Olympus Reinsurance Company (“Olympus”), $143 million of the loss is ceded to Olympus. Without other action, this cession would exhaust the bulk of Olympus’ capital. However, White Mountains is in advanced discussions with Olympus and its two largest shareholders regarding an arrangement to reimburse Olympus for up to $137 million of the ceded losses. In addition, White Mountains would waive override commissions due from Olympus after March 31, 2006 for reinsurance contracts with an effective date of December 31, 2005 and prior. White Mountains expects the commission waivers would total approximately $8 million.

After giving effect to the reimbursement, Olympus’ capital would be approximately $140 million, which is roughly in line with its level prior to this adverse development. Olympus would continue to receive cessions from Folksamerica under the quota share agreement as revised at the beginning of 2006 and would continue to be responsible to Folksamerica for losses on exposures that have been ceded to it. In addition, Olympus and its two largest shareholders would agree, at Folksamerica’s option, to continue the quota share treaty with Folksamerica through the end of 2007.

If this arrangement is consummated, the total effect on White Mountains in the second quarter of 2006 from the adverse development and the arrangement would be $197 million pre-tax ($128 million after tax or $12 per common share). If the arrangement is not consummated, the second quarter effect on White Mountains would be reduced, but due to Olympus’ financial position, in the future Folksamerica would not expect to be able to recover significant amounts (beyond amounts capitalized) arising from losses on exposures that have been ceded to Olympus.

ITEM 9.01 Financial Statements and Exhibits

(d)          Exhibits. The following exhibit is furnished herewith:

EXHIBIT INDEX

99.1                           Press Release of White Mountains Insurance Group, Ltd. dated June 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: June 16, 2006	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Chief Accounting Officer